AMENDMENT NO. 2 TO FUND PARTICIPATION AGREEMENT

Janus Aspen Series

(Service Shares)

This Amendment (the “Amendment”) to the Agreement (as defined below) is made as of December 1, 2014 between Janus Aspen Series (the “Trust”) and Pacific Life & Annuity Company (the “Company”).

BACKGROUND

A.        The Trust and the Company are parties to a Fund Participation Agreement for Service Shares of the Trust dated March 30, 2007, as amended (the “Agreement”).

B.        The parties wish to amend the Agreement as set forth below.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.         Sections 2.2 and 2.3 of the Agreement shall be deleted in their entirety and replaced with the following:

“2.2     At the option of the Company, the Trust shall either (a) provide the Company (at the Trust’s expense) with as many copies of the Trust’s Shares’ current prospectus, annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request; or (b) provide the Company with a camera-ready copy of such documents in a form suitable for printing. The Trust shall provide the Company with a copy of the Shares’ statement of additional information in a form suitable for duplication by the Company. The Trust (at its expense) shall provide the Company with copies of any Trust-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners.

2.3      (a)      If the Company elects to print shareholder communications pursuant to 2.2(b) above, the Company shall bear the costs of printing and distributing the Trust’s Shares’ prospectus, statement of additional information, shareholder reports and other shareholder communications to applicants for policies for which Shares of the Trust are serving or are to serve as an investment vehicle and shall bear the costs of distributing the Trust’s Shares’ prospectus, statement of additional information, shareholder reports and other shareholder communications to Contract owners. The Trust shall bear the costs of printing the Trust’s Shares’ prospectus, statement of additional information, shareholder reports and other shareholder communications to owners of policies for which Shares of the Trust are serving or are to serve as an investment vehicle. The Trust shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.

(b)      If the Company elects to include any materials provided by the Trust, specifically prospectuses, statements of additional information, shareholder reports and proxy materials, on its web site or in any other computer or electronic format, the Company assumes sole responsibility for maintaining such materials in the form provided by the Trust and for promptly replacing such materials with all updates provided by the Trust.”

2.        Schedule B to the Agreement shall be deleted in its entirety and replaced with the Schedule B attached hereto.

3.        The Agreement, as amended by this Amendment, is ratified and confirmed.

4.        This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS ASPEN SERIES	PACIFIC LIFE & ANNUITY COMPANY

By: /s/ Stephanie Grauerholz	By: /s/ Jose T. Miscolta
Name: Stephanie Grauerholz	Name: Jose T. Miscolta
Title: Vice President	Title: Assistant Vice President

Attest: /s/ Brandon J. Cage
By: Brandon J. Cage, Assistant Secretary

Schedule B

List of Portfolios

Name of Portfolio

All Portfolios of Service Shares of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series).